Exhibit 4.2

DESCRIPTION OF SECURITIES

The following is a brief description of the common stock, par value $0.0001 per share (the “common stock”), of TEN Holdings, Inc. (the “Company,” “we,” “us,” or “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. This description is not complete, and we qualify it by referring to our articles of incorporation and our bylaws.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share; and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. The common stock is listed for trading on the Nasdaq Capital Market under the symbol “XHLD.”

Common Stock

Holders of common stock are entitled to one (1) vote per share in voting or consenting to the election of directors and for all other corporate purposes for which they are entitled to vote. Our common stockholders are not entitled to cumulative voting for election of our board of directors or on any other matter.

Subject to the express terms of any outstanding preferred stock, dividends may be paid on our common stock from funds of the Company legally available therefor, upon the terms, and subject to such limitations, as the board of directors may determine. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

Subject to the express terms of any outstanding preferred stock, in the event of a liquidation of the corporation, the holders of common stock shall be entitled to share in the distribution of any remaining assets available for distribution to the holders of common stock.

Preferred Stock

Our board of directors is expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Nevada, to provide, out of the unissued shares of preferred stock, for series of preferred stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of any preferred stock may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock.

Anti-Takeover Effects of Various Provisions of Nevada Law

Provisions of the Nevada Revised Statutes, our articles of incorporation, as amended, and our bylaws, as amended, could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

Transactions with Interested Stockholders. The Nevada Revised Statutes prohibit a publicly traded Nevada corporation from engaging in any business combination with an interested stockholder for a period of two (2) years following the date that the stockholder became an interested stockholder unless the business combination meets all of the requirements of the corporation’s articles of incorporation as well as certain statutory requirements.

Resistance to a Change or Potential Change in Control. The Nevada Revised Statutes provide that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies.

Issuance of preferred stock. Our certificate of incorporation permits us to issue, without approval from our stockholders, a total of 1,000,000 shares of preferred stock, none of which are outstanding. Our board of directors can determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control.

Supermajority Requirements for Amendments of our Articles of Incorporation and Bylaws. The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal certain provisions of our articles of incorporation, including Article VI (on election of directors), Article VII (on director’s breach of fiduciary duty and liability to the Company), Article VIII (on indemnification for the Company’s directors and officers), Article IX (on amendments of the bylaws), Article X (on amendments of the articles of incorporation), Article XI (on written consent of stockholders), Article XII (on special meetings of stockholders), Article XIII (on the forum for certain legal actions) and Article XIV (on restrictions on the amendments of the articles of incorporation), although any provisions of our articles of incorporation may be amended by our board of directors.

The affirmative vote of holders of at least two-thirds of the voting power of the capital stock entitled to vote are required to amend or repeal our bylaws, although our bylaws may be amended by the unanimous written consent of our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Advance notice must be given for stockholders seeking to bring business before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders. The Bylaws specify certain requirements regarding the form and content of a notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting for Common Stockholders. Our articles of incorporation provide that holders of our common stock are not entitled to the right to cumulate votes in the election of directors or on any other matter.

Stockholder Action; Special Meetings of Stockholders. Special meetings of our stockholders may be called only by our board of directors or by any officer instructed by the directors to call the meeting, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Choice of Forum. Our articles of incorporation provide that, to the fullest extent permitted by law, the Supreme Court of the State of Nevada will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the Nevada Revised Statutes, our articles of incorporation or our bylaws; or any action asserting a claim governed by the internal affairs doctrine.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits. We interpret the forum selection clauses in our articles of incorporation to be limited to specified actions and not to apply to actions arising under the Exchange Act or the Securities Act. Section 27 of the Exchange Act provides that, United States federal courts shall have jurisdiction over all suits and any action brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act provides that, United States federal and state courts shall have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.